AMENDED EXHIBIT A TO DISTRIBUTION AGREEMENT BETWEEN

OLD MUTUAL ADVISOR FUNDS AND OLD MUTUAL INVESTMENT PARTNERS DATED SEPTEMBER 7, 2004

AS AMENDED MARCH 1, 2006

Old Mutual Asset Allocation Conservative Portfolio

Old Mutual Asset Allocation Balanced Portfolio

Old Mutual Asset Allocation Moderate Growth Portfolio

Old Mutual Asset Allocation Growth Portfolio

Old Mutual Copper Rock Emerging Growth Fund

Old Mutual Analytic Defensive Equity Fund

Old Mutual Clay Finlay China Fund

Old Mutual Clay Finlay Emerging Markets Fund

Old Mutual International Equity Fund

Old Mutual Analytic Global Defensive Equity Fund

OLD MUTUAL ADVISOR FUNDS		OLD MUTUAL INVESTMENT PARTNERS
By:	/s/ Mark E. Black	By:	/s/ David J. Bullock
Name:	Mark E. Black	Name:	David J. Bullock
Title:	Chief Financial Officer	Title:	Chief Executive Officer